Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
November 4, 2021

Southern Company reports third-quarter 2021 earnings

ATLANTA – Southern Company today reported third-quarter 2021 earnings of $1.1 billion, or $1.04 per share, compared with $1.3 billion, or $1.18 per share, in the third quarter of 2020. For the nine months ended September 30, 2021, Southern Company reported earnings of $2.6 billion, or $2.46 per share, compared with earnings of $2.7 billion, or $2.58 per share, for the same period in 2020.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.30 billion, or $1.23 per share, during the third quarter of 2021, compared with $1.29 billion, or $1.22 per share, during the third quarter of 2020. For the nine months ended September 30, 2021, excluding these items, Southern Company earned $3.2 billion, or $3.05 per share, compared with $2.9 billion, or $2.78 per share, for the same period in 2020.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2021	2020	2021	2020
Net Income - As Reported	$1,101	$1,251	$2,608	$2,732
Less:
Estimated Loss on Plants Under Construction	(271)	3	(779)	(151)
Tax Impact	69	(1)	198	39
Acquisition and Disposition Impacts	119	—	120	38
Tax Impact	(112)	—	(112)	(16)
Wholesale Gas Services	—	(62)	18	(61)
Tax Impact	1	17	(3)	16
Asset Impairments	(2)	—	(91)	(154)
Tax Impact	(7)	—	19	80
Net Income - Excluding Items	$1,304	$1,294	$3,238	$2,941
Average Shares Outstanding - (in millions)	1,061	1,058	1,060	1,058
Basic Earnings Per Share - Excluding Items	$1.23	$1.22	$3.05	$2.78

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the third quarter of 2021, as compared with 2020, were strong customer usage, as well as robust customer growth and constructive state regulatory actions. These impacts were partially offset by higher non-fuel operations and maintenance costs as the ongoing economic recovery resulted in a continuing return to more normal business operations. Earnings for the third quarter of 2021 were also significantly impacted by a $197 million after-tax charge related to Georgia Power’s construction of Plant Vogtle units 3 and 4.

“The Southern Company system once again experienced outstanding operational performance in the third quarter of 2021,” said Chairman, President and CEO Thomas A. Fanning. “As the economies in our service territories continued to recover from the COVID-19 pandemic, we saw higher retail kilowatt-hour sales at our state-regulated electric utilities, and we continued to experience strong customer growth in our Southeastern footprint.”

Third-quarter 2021 operating revenues were $6.2 billion, compared with $5.6 billion for the third quarter of 2020, an increase of 11.0 percent. For the nine months ended September 30, 2021, operating revenues were $17.3 billion, compared with $15.3 billion for the corresponding period in 2020, an increase of 13.7 percent. These increases were primarily due to higher fuel costs and the negative impacts of the COVID-19 pandemic on energy sales in 2020.

Southern Company’s third-quarter earnings slides with supplemental financial information, including earnings guidance, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update, including an update on the Vogtle units 3 and 4 construction project and earnings guidance. Investors, media and the public may listen to a live webcast of the call and view associated slides at https://investor.southerncompany.com/events-and-presentations/default.aspx. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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